                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          Illinois Tool Works Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                            ILLINOIS TOOL WORKS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held Friday, May 5, 1995

TO THE STOCKHOLDERS:

    The Annual Meeting of the Stockholders of Illinois Tool Works Inc., a Delaware corporation, will be held on Friday, May 5, 1995 at 3:00 p.m., Central Time, at The Northern Trust Company (6th Floor), 50 South LaSalle Street, Chicago, Illinois, for the following purposes:

    (1) To elect fourteen directors of the Company,

    (2) To approve a restricted stock plan for non-employee directors, and

    (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors recommends a vote FOR the nominated directors and FOR the directors' restricted stock plan.

    The Board of Directors set March 7, 1995 as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. Only stockholders of record at the close of business on that date will be entitled to receive notice of and to vote at the meeting. The transfer books of the Company will not be closed.

    Even if you expect to attend the meeting, you are requested to sign the enclosed proxy and return it promptly in the accompanying envelope.

    The Company's Annual Report for 1994 is being mailed to stockholders with this Notice.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                    STEWART S. HUDNUT
                                                        SECRETARY

Glenview, Illinois
March 27, 1995

IMPORTANT -- PLEASE MAIL YOUR SIGNED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                            ILLINOIS TOOL WORKS INC.
                             3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025
                                 March 27, 1995

                                PROXY STATEMENT

       For the Annual Meeting of Stockholders of Illinois Tool Works Inc.
                           To Be Held on May 5, 1995

    This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of Illinois Tool Works Inc. to be held on Friday, May 5, 1995 and is being mailed to stockholders on or about March 27, 1995.

    The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by delivering a written revocation to the Secretary of the Company. The only business which the Board of Directors intends to present or knows will be presented is the election of directors and the approval of the restricted stock plan for non-employee directors. However, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

    As of March 7, 1995, the record date for the Annual Meeting, the Company had issued and outstanding 114,066,300 shares of Common Stock, without par value. Each share entitles its owner to one vote. A majority of the issued and outstanding shares constitutes a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Other than the election of directors, which requires a plurality vote, each matter submitted to stockholders requires the favorable vote of a majority of the votes present in person or represented by proxy. Votes withheld for director elections are excluded from the vote for directors. On other proposals, abstentions are counted in tabulations of the votes cast, but broker non-votes are not counted for purposes of determining if a proposal has been approved.

                             ELECTION OF DIRECTORS

    Fourteen directors of the Company are to be elected to hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below, or in the event of an unforeseen contingency, for different persons as substitutes. The Nominating Committee and the Board as a whole are recommending the addition of Messrs. Crowther and Farrell as directors in anticipation of the retirement of Messrs. Cathcart and Nichols at the 1996 annual meeting. Calvin A. H. Waller is also being recommended as a director in light of the mandatory retirement of four directors in 1997. The Company anticipates that three additional outside directors will stand for election at the 1996 annual meeting of stockholders. Set forth below are the name, age, principal occupation and other information concerning each nominee.

Julius W. Becton, Jr. (68)
  Former President, Prairie View A&M University from 1989 through 1994. Mr. Becton served as Director of the Federal Emergency Management Agency from 1985 to 1989 after 40 years of commissioned service in the U.S. Army, during which he attained the rank of Lieutenant General. He is a director of The Wackenhut Corporation, and has been a director of the Company since 1992.

Silas S. Cathcart (68)
  Former Chairman, Kidder, Peabody Group, Inc. (investment banking) from January 1989 through January 1990, Chairman and Chief Executive Officer from February 1988 to January 1989, and President and Chief Executive Officer from May 1987 to February 1988. In May 1986, Mr. Cathcart retired as Chairman of Illinois Tool Works Inc., a position that he had held since 1972. Mr. Cathcart is a director of Baxter International Inc., General Electric Company and The Quaker Oats Company, and has been a director of the Company since 1964.

Susan Crown (36)
  Vice President, Henry Crown and Company since 1984. Henry Crown and Company is a family owned and operated company with investments in securities, real estate, resort properties and manufacturing operations. Ms. Crown is a director of Baxter International Inc. She is also a trustee and executive committee member of Rush-Presbyterian-St. Luke's Medical Center in Chicago and a trustee of The Yale Corporation. She has been a director of the Company since 1994.

H. Richard Crowther (62)
  Vice Chairman of Illinois Tool Works Inc. Mr. Crowther will retire as Vice Chairman of the Company on March 31, 1995, a position he has held since 1990. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President, and has a total of 36 years with the Company.

W. James Farrell (52)
  President of the Company since December 1994; Executive Vice President from 1983 to December 1994, with a total of 29 years with the Company. Mr. Farrell is a director of Hon Industries Inc.

Richard M. Jones (68)
  Former Chairman and Chief Executive Officer, Guaranty Federal Savings Bank from 1989 through 1991. Mr. Jones was President of Sears, Roebuck and Co. (diversified merchandise, insurance, real estate and financial services) from 1986 to 1988 and Chief Financial Officer from 1980 to 1988. Mr. Jones is a director of Applied Power Inc., Baker, Fentress & Co., Guaranty Federal Savings Bank and MCI Communications Corp., and has been a director of the Company since 1988.

George D. Kennedy (68)
  Former Chairman, Mallinckrodt Group Inc. (animal and human health) from 1991 to 1994 and Chairman and Chief Executive Officer from 1986 to 1991. Mr. Kennedy is a director of American National Can Corporation, Brunswick Corporation, Kemper National Insurance Company, Kemper Corporation,
  Mallinckrodt Group Inc., Scotsman Industries, Inc. and Stone Container Corporation, and has been a director of the Company since 1988.

Richard H. Leet (68)
  Former Vice Chairman, Amoco Corporation (oil and chemicals) from March 1991 to October 1991 and Executive Vice President from 1983 through February 1991. Mr. Leet is a director of Great Lakes Chemical Corporation, Landauer Inc. and Vulcan Materials Corp., was formerly President of the Boy Scouts of America, and has been a director of the Company since 1988.

Robert C. McCormack (55)
  Partner, Trident Capital L.P. (venture capital) since January 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack has been a director of the Company since 1993 and was previously a director from 1978 through 1987.

John D. Nichols (64)
  Chairman and Chief Executive Officer of the Company since May 1986; President and Chief Executive Officer from January 1982 to May 1986. Mr. Nichols is a director of Household International Inc., Philip Morris Cos. Inc., Rockwell International Corporation and Stone Container Corporation. He has been a director of the Company since 1981.

Phillip B. Rooney (50)
  President and Chief Operating Officer, WMX Technologies Inc. (environmental services) since 1985; Chairman and Chief Executive Officer, Waste Management Inc. (solid waste management) since November 1993; Chairman and Chief Executive Officer, Wheelabrator Technologies Inc. (waste-to-energy) since 1990; and Chairman of the Board, Rust International Inc. (engineering, design and construction services) since January 1993. Mr. Rooney is a director of Caremark International Inc., Chemical Waste Management, Inc., Rust International Inc., The ServiceMaster Company, Urban Shopping Centers Inc., Waste Management International plc, Wheelabrator Technologies Inc. and WMX Technologies, Inc., and has been a director of the Company since 1990.

Harold B. Smith (61)
  Chairman of the Executive Committee of the Company since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and a Trustee of The Northwestern Mutual Life Insurance Company. He has been a director of the Company since 1968.

Ormand J. Wade (55)
  Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1989 to 1993; President of the Ameritech Bell Group from 1987 to 1989; and President and Chief Executive Officer, Illinois Bell Telephone Company from 1982 through 1986. Mr. Wade is a director of Andrew Corporation, NBD Bancorp Inc. and Westell Inc. He has been a director of the Company since 1985.

Calvin A. H. Waller (57)
  Senior Vice President, ICF Kaiser International Inc. (energy and environmental group) since August 1994. Former President and Chief Executive Officer of RKK, Ltd. (environmental technology) from 1993 to 1994 and Chief Operating Officer and Executive Vice President from November 1991 to May 1993. After 32 years of military service, Mr. Waller retired from the Army in October 1991 with the rank of Lieutenant General, having served, among other positions, as Deputy Commander-in-Chief of Operations Desert Shield and Desert Storm. Mr. Waller is a director of Interpoint Corp. and RADICA Games, Ltd. of Hong Kong.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

    The Audit Committee is responsible for reviewing and reporting to the full Board concerning the engagement of independent public accountants, internal audit systems, and any other matters which might significantly affect the Company's financial status. This Committee met three times during 1994 and is currently composed of Mr. Kennedy (Chairman) and Messrs. Becton and Jones and Ms. Crown.

    The Compensation Committee is responsible for administering the Company's compensation plans and approving compensation levels for Executive Officers. This Committee met two times during 1994 and is currently composed of Mr. Leet (Chairman) and Messrs. McCormack, Rooney and Wade.

    The Nominating Committee receives suggestions and evaluates and recommends to the Board candidates for directors. This Committee also evaluates and makes recommendations as to Board committees and the size of the Board. The Committee met twice in 1994 and is currently composed of Mr. Cathcart (Chairman), Messrs. Becton, McCormack, Smith and Wade and Ms. Crown.

    The Board of Directors of the Company recently amended the by-laws of the Company to establish requirements for advance notification of stockholder nominations for directors. Any stockholder who wishes to nominate a director must express such intent in a written notice to the Secretary of the Company that is received not later than the last business day of December in the year preceding the Annual Meeting of Stockholders (or the close of business on the tenth day following the date on which notice is first given to stockholders for a special meeting). Such notice shall contain: (a) the name and address of the stockholder who intends to make the nomination; (b) the name, age and business and residence addresses of each person to be nominated; (c) the principal occupation or employment of each nominee; (d) a statement that the nominee is willing to be nominated and serve as a director; and (e) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Board of Directors nominated such person.

    The Board of Directors adopted the by-law measure to provide the Nominating Committee with sufficient information about the qualifications and backgrounds of nominees for directors, the time to review the composition of the Board and the opportunity to comment on the candidacy of proposed nominees.

    Stockholders wishing to nominate persons to the Board of Directors for election at the next Annual Meeting should do so no later than December 29, 1995 by letter addressed to The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

    The Board of Directors of the Company met five times during 1994. Each director attended more than 85% of the meetings of the Board and of the Committees of which he or she was a member.

                            DIRECTORS' COMPENSATION

    Compensation for non-employee directors consists of a $25,000 annual fee plus $1,000 for each Board of Directors' meeting and committee meeting attended. Committee Chairmen receive an additional $600 for each meeting chaired. The Company's deferred fee plan permits non-employee directors to defer receipt of all or any part of their fees. Amounts deferred are credited with interest at current rates and are paid after an individual ceases to be a director. Retired non-employee directors also receive an annual payment equal to one-half of the annual retainer paid to an active director on the date of retirement so long as the retired director serves the Company in an advisory capacity and refrains from any activity adverse to the best interests of the Company. Harold B. Smith has entered into a one-year agreement with the Company providing for an annual consulting fee of $85,000.

    In January 1995 incumbent non-officer directors also received, pursuant to a restricted stock grant program, 900 shares of the Company's Common Stock, one-third of which shares vest on the first business day in each of the years 1996 through 1998, except that all shares vest on the date of retirement in accordance with Board policy or on the date of death. The shares granted to the directors pursuant to this program are included in the table under "Security Ownership", as are shares under an earlier tranche of the program effective in 1992. This program is being submitted to stockholders for approval at this Annual Meeting and is further described in the next section.

              PROPOSAL TO APPROVE DIRECTORS' RESTRICTED STOCK PLAN

    A proposal will be presented at the meeting to approve the Directors' Restricted Stock Plan (the Directors Plan). The purpose of the Directors Plan is to link a portion of the compensation of eligible directors directly with the interests of the stockholders. Originally adopted by the Board of Directors on December 13, 1991 for the three-year period commencing January 2, 1992, the Directors Plan was renewed by the Board on December 8, 1994 for the three-year period commencing January 3, 1995. Participation in the Directors Plan is limited to directors who are neither officers nor employees of the Company or any of its subsidiaries.

    Under the Directors Plan, grants of 900 shares having a market value of $39,050 were made to eligible directors on January 3, 1995. Any other eligible director who becomes a member of the Board after January 3, 1995 but before January 2, 1998 shall receive as part of his or her director's compensation a grant, on the first business day of the January following the commencement of such director's service, of 300 shares for each full year of service remaining during the period January 3, 1995 to January 2, 1998. Directors are encouraged to hold shares granted until their Board service ends.

    The restricted stock granted under the Directors Plan is subject to vesting requirements. Three hundred shares of restricted stock become non-forfeitable on the first business day of January in each of the years 1996 through 1998, commencing January 2, 1996. In the event a director retires from the Board in accordance with

Board policy or dies, all of the unvested shares of restricted stock granted under the program vest on the date of resignation or death. The shares granted under the Directors Plan may not be sold or transferred, including by gift or donation, until the first to occur of: (a) the director's retirement in accordance with Board policy, (b) the director's death, or (c) January 2, 1998. Certain limited exceptions to the transferability restriction exist for transfers to family members and to trusts and partnerships that benefit family members. Directors may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant. If the Company's Common Stock is subject to stock splits, reverse stock splits, stock dividends, combinations of shares or other changes, appropriate adjustments will be made as to the number of shares of restricted stock granted thereafter to directors under the program.

    The Board of Directors has broad discretion as to the Directors Plan, including renewal of the program for successive three-year terms, in which case the effective date of the grant will be the first business day of the third week of December, and changing the vesting provisions of the program. The Board cannot amend the Directors Plan, however, to change the eligibility requirements or the amount or the timing of the grants more than once every six months except to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or regulations under either of those statutes.

    If stockholder approval of the Directors Plan is obtained, and certain other conditions are satisfied, the grant of restricted stock to eligible directors will not be treated as an acquisition for short-swing profit purposes under
Section 16 of the Securities Exchange Act of 1934. If stockholder approval is not granted, the Directors Plan will remain in effect, but without the benefit of such treatment under Section 16. If stockholder approval is granted at this Annual Meeting, any material change to the Directors Plan in the future would require stockholder approval to continue the beneficial treatment under Section 16.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL, WHICH IS PRESENTED AS ITEM 2.

                               SECURITY OWNERSHIP

    The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1994 by each director and nominee for director; by each of the named executive officers; by directors, nominees and executive officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.

                                                                          AMOUNT AND NATURE
                                                                            OF BENEFICIAL
                   NAME OF BENEFICIAL OWNER OR GROUP                        OWNERSHIP (1)      PERCENT OF CLASS
------------------------------------------------------------------------  ------------------   ----------------
Directors and Nominees
 (Other Than Executive Officers)
  Julius W. Becton, Jr..................................................         1,300(2)                  *
  Silas S. Cathcart.....................................................       185,974(3)                  *
  Susan Crown...........................................................         3,900(2)(4)               *
  Richard M. Jones......................................................         5,500(2)                  *
  George D. Kennedy.....................................................         1,760(2)                  *
  Richard H. Leet.......................................................         4,500(2)                  *
  Robert C. McCormack...................................................     7,274,250(5)(6)             6.3
  Phillip B. Rooney.....................................................         5,500(2)                  *
  Harold B. Smith.......................................................    19,785,454(6)(7)            17.2
  Ormand J. Wade........................................................         1,900(2)                  *
  Calvin A. H. Waller...................................................          --                  --
Executive Officers
  H. Richard Crowther...................................................       186,532(8)(9)               *
  W. James Farrell......................................................        95,686(8)(10)              *
  Robert H. Jenkins.....................................................        58,036(8)(11)              *
  John D. Nichols.......................................................       426,438(8)(12)              *
  Frank S. Ptak.........................................................        69,702(8)                  *
Directors, Nominees and Executive Officers
  as a Group (24 Persons)...............................................    21,099,787(8)               18.3
Other Principal Beneficial Owners
  Edward Byron Smith, Jr................................................     7,592,906(6)(13)            6.6
  The Northern Trust Company............................................    21,479,850(14)              18.6

---------
  *  Less than 1% of Class
 (1) Unless otherwise noted, ownership is direct.
 (2) Includes 900 shares of restricted stock granted on January 3, 1995 under the Directors' Restricted Stock Plan.
 (3) Includes 12,920 shares owned by Mr. Cathcart's wife, as to which he disclaims beneficial ownership; 11,664 shares owned by a trust as to which Mr. Cathcart has sole voting and investment power; 560 shares owned by a trust as to which he shares voting and investment power; and 6,000 shares owned by a charitable organization of which he is president and a director.
 (4) Includes 1,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.
 (5) Includes 3,760 shares held in a revocable living trust as to which Mr. McCormack has sole voting and investment power, 200 shares owned in a trust as to which he shares voting and investment power with The Northern Trust Company, and 7,270,090 shares as described in Footnote 6.
 (6) Robert C. McCormack, Harold B. Smith, Edward Byron Smith, Jr. and The Northern Trust Company are trustees of twelve trusts owning 7,270,090 shares as to which they share voting and investment power.

 (7) Includes 151,088 shares held in a revocable living trust as to which Harold
     B. Smith has sole voting and investment power; 11,018,732 shares owned in twelve trusts as to which he shares voting and investment power with The
     Northern Trust Company and others; 1,099,240 shares owned in ten trusts as to which he shares voting and investment power; 7,270,090 shares as described in Footnote 6; and 44,056 shares owned by a charitable foundation of which he is a director.
 (8) Includes shares covered by stock options exercisable within 60 days of December 31, 1994 as follows: Mr. Crowther, 35,068; Mr. Farrell, 47,496;
     Mr. Jenkins, 25,500; Mr. Nichols, 12,500; Mr. Ptak, 34,750; and directors, nominees and executive officers as a group, 320,564.
 (9) Includes  146,464 shares held in  a revocable living trust  as to which Mr.
     Crowther shares voting and investment power.
(10) Includes 1,962 shares held by Mr. Farrell as custodian for his minor children, as to which he disclaims beneficial ownership.
(11) Includes  100 shares  allocated to  Mr. Jenkins'  account in  the Company's
     Savings and Investment Plan.
(12) Includes 322,038 shares held in a family partnership of which Mr. Nichols is general partner and shares voting and investment powers; 5,600 shares owned in a revocable living trust as to which Mr. Nichols has sole voting and investment power; 7,200 shares owned by Mr. Nichols' wife, as to which Mr. Nichols disclaims beneficial ownership; 6,148 shares held by Mrs.
     Nichols as custodian for their minor children, as to which Mr. Nichols disclaims beneficial ownership; 3,522 shares allocated to his account in the Company's Savings and Investment Plan; and 69,430 shares owned by a charitable foundation of which he is a co-trustee.
(13) Includes 10,874 shares owned in a trust as to which Edward Byron Smith, Jr.
     has sole voting and investment power; 96,200 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power;
     122,392 shares owned in three trusts as to which Mr. Smith shares voting and investment power; and 7,270,090 shares as described in Footnote 6. Also includes the following shares held for the benefit of Mr. Smith's minor children: 65,190 shares owned in two trusts as to which The Northern Trust
     Company has sole voting and investment power; 6,720 shares held in a trust as to which Mr. Smith and his wife share voting and investment power; 9,320 shares held in a trust as to which Mr. Smith's wife and sisters share voting and investment power; and 4,400 shares owned in two trusts as to which Mr. Smith's sisters share voting and investment power.
(14) Including its holdings as trustee described in Footnotes 5, 6, 7, and 13, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts which own an aggregate of 21,479,850 shares. They have sole voting power with respect to 2,064,801 shares and share voting power with respect to 18,770,111 shares. They have sole investment power with respect to 1,795,806 shares and share investment power with respect to 19,448,598 shares. In addition, The Northern Trust
     Company holds in other accounts, but does not beneficially own, 9,923,449 shares, resulting in aggregate holdings by The Northern Trust Company of 31,403,299 shares (27.2%).

    Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith Jr. and Harold B. Smith may be deemed to be "controlling persons" of the Company within the meaning of the Securities Act of 1933, as amended.

    The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith, a director of the Company, is also a director of Northern Trust Corporation.

    The Northern Trust Company's address is 50 South LaSalle Street, Chicago, IL 60675 and the address of each of the other beneficial owners of more than 5% of the Company's Common Stock is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

                             EXECUTIVE COMPENSATION

    The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                ---------------------------------------
                                                                                        AWARDS
                                                                                ----------------------
                                            ANNUAL COMPENSATION                             SECURITIES
                              ------------------------------------------------  RESTRICTED  UNDERLYING      PAYOUTS
       NAME AND                                                OTHER ANNUAL       STOCK      OPTIONS    ---------------
  PRINCIPAL POSITION    YEAR  SALARY($)(1)   BONUS($)(2)    COMPENSATION($)(3)  AWARDS($)(4)   (#)(5)   LTIP PAYOUTS($)
----------------------  ----  ------------  --------------  ------------------  ----------  ----------  ---------------
John D. Nichols ......  1994      652,067        750,000          --               --          --            1,042,776(6)
  Chairman and Chief    1993      600,000        567,600          --               --         50,000         950,111(6)
  Executive Officer     1992      580,584        530,900          --               --          --            782,097(6)
H. Richard              1994      282,298        287,100          --              218,750     17,912         --
 Crowther ............
  Vice Chairman         1993      272,000        258,000          --               --         42,708         --
                        1992      263,651        250,000          --               --          6,082         --
W. James Farrell .....  1994      250,850        291,200          --            1,400,000      --            --
  President             1993      242,000        228,000          --               --         36,996         --
                        1992      233,448        146,000          --               --          --            --
Robert H. Jenkins ....  1994      214,641        218,000          --            1,400,000      --            --
  Executive             1993      200,000        177,000          --               --         30,000         --
  Vice President        1992      186,805        150,000          --               --          --            --
Frank S. Ptak ........  1994      192,165        195,000          --            1,400,000      --            --
  Executive             1993      180,000        177,000          --               --         30,000         139,758(7)
  Vice President        1992      172,500        173,000          --               --          --            --


       NAME AND            ALL OTHER
  PRINCIPAL POSITION    COMPENSATION($)
----------------------  ---------------
John D. Nichols ......     27,014(8)(9)
  Chairman and Chief       18,269
  Executive Officer         6,866
H. Richard                 12,136(8)(9)
 Crowther ............
  Vice Chairman             8,322
                            6,866
W. James Farrell .....      9,236(8)(9)
  President                 7,332
                            6,866
Robert H. Jenkins ....      7,813(8)(9)
  Executive                 6,060
  Vice President            5,452
Frank S. Ptak ........      7,320(8)(9)
  Executive                 5,507
  Vice President            5,003

------------
(1) The dollars displayed in the salary column reflect the actual salary earned during 1994, including any amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan or both.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years.

(3) Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.

(4) Represents the value of restricted stock grants authorized under the 1979 Stock Incentive Plan and approved by the Compensation Committee at their December 1994 meeting. The number of shares granted and their value as of December 31, 1994 for each of the officers is as follows: Mr. Crowther, 5,000 shares ($218,750); Mr. Farrell, 32,000 shares ($1,400,000); Mr.
     Jenkins, 32,000 shares ($1,400,000); and Mr. Ptak, 32,000 shares ($1,400,000). These individuals may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant until forfeited or sold. Mr. Crowther's shares will vest in five equal annual installments commencing December 31, 1995. Messrs. Farrell, Jenkins and Ptak's shares each vest in the following manner: 3,200 on December 31, 1995; 4,800 on December 31, 1996; 6,400 on December 31, 1997; 6,400 on
     December  31, 1998; 6,400 on December 31, 1999; 3,200 on December 31, 2000;
     and 1,600 on December 31, 2001. Unvested shares will be forfeited if the executive leaves the Company before retirement.

(5) Stock option grants have been adjusted where appropriate to reflect the 2 for 1 stock split effective June 1993.

(6) For 1994, the market value of 20,000 phantom stock units, the vesting of which was approved by the Compensation Committee on February 15, 1995 to be effective March 31, 1995, was $875,000 as of

     December 31, 1994; and interest and dividends credited on 264,000 shares in Mr. Nichols' Phantom Stock Account totaled $167,776. For 1993, the market value as of the date of vesting (March 31, 1994) for 20,000 phantom shares was $810,000, and interest and dividends credited on 244,000 shares in his Account totaled $140,111. For 1992, the market value at the date of vesting
     (December 11, 1992) for 20,000 phantom stock units was $628,750, and interest and dividends credited on 264,000 shares in his Account totaled
     $153,347. The Compensation Committee previously authorized the distribution to Mr. Nichols on December 31, 1992 of (i) the market value of and accrued dividends and interest on the 20,000 phantom stock units vested for 1992 totaling $659,683, and (ii) the market value of and accrued dividends and interest on 20,000 phantom stock units earned in 1991 totaling $668,567.
     Other than the December 31, 1992 distribution referred to in the previous sentence, all vested units and accrued interest and dividends are being held for Mr. Nichols in his Account and have not been distributed. Units have been adjusted where appropriate to reflect the 2 for 1 stock split effective June 1993.

(7) Cash and market value of Common Stock paid in 1993 for performance share appreciation units granted under the Company's 1979 Stock Incentive Plan for a three-year performance period ended December 31, 1992.

(8) Includes Company matching contributions to the Executive Officers' accounts in the 1993 Executive Contributory Retirement Income Plan. For 1994 the amounts are: Mr. Nichols, $19,562; Mr. Crowther, $8,469; Mr. Farrell,
     $7,525; Mr. Jenkins, $6,439; and Mr. Ptak, $5,765.

(9) Includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long-term Rate. For 1994 the amounts are: Mr.
     Nichols, $7,452; Mr.  Crowther, $3,667; Mr.  Farrell, $1,711; Mr.  Jenkins,
     $1,374; and Mr. Ptak, $1,555.

                            ------------------------

    The table below sets forth information as to options granted during 1994 to the Executive Officers listed in the Summary Compensation Table.

                             OPTION GRANTS IN 1994

                                      INDIVIDUAL GRANTS
                    ------------------------------------------------------
                    NUMBER OF                                                 POTENTIAL REALIZABLE VALUE
                    SECURITIES                                                AT ASSUMED ANNUAL RATES OF
                    UNDERLYING     % OF TOTAL      EXERCISE OR                 STOCK PRICE APPRECIATION
                     OPTIONS     OPTIONS GRANTED      BASE                        FOR OPTION TERM(1)
                     GRANTED      TO EMPLOYEES        PRICE     EXPIRATION   ----------------------------
NAME                   (#)           IN 1994         ($/SH)        DATE      0% ($)   5% ($)     10% ($)
------------------  ----------   ---------------   -----------  ----------   ------  ---------  ---------
John D. Nichols...    --               --             --           --         --        --         --
H. Richard
 Crowther.........    4,360(2)              3.5%     44.375      12/11/97        0      33,245     70,250
                      3,496(2)              2.8%     44.375      12/08/99        0      45,291    100,736
                     10,056(2)              8.2%     44.375      12/13/01        0     189,368    444,320
W. James
 Farrell..........    --               --             --           --         --        --         --
Robert H.
 Jenkins..........    --               --             --           --         --        --         --
Frank S. Ptak.....    --               --             --           --         --        --         --

---------
(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. They are therefore not intended to forecast possible future appreciation, if any, of the Company's Stock price and do not reflect any income tax liability of the individual recipients nor the time value of money. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These grants were made on August 26, 1994 in connection with the exercise of previously granted options containing a reload feature. These grants also contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of Common Stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option will equal the market value of a share of Common Stock on the date of grant. The option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option.

                            ------------------------

    The table below sets forth information as to option exercises during 1994 as well as the number and value of unexercised options as of December 31, 1994 for the Executive Officers listed in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1994
                        AND 1994 YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                UNDERLYING           IN- THE-MONEY
                                                            UNEXERCISED OPTIONS   OPTIONS AT YEAR-END
                                                              AT YEAR-END (#)            ($)(1)
                                  SHARES                   ---------------------  --------------------
                                ACQUIRED ON     VALUE        EXER-      UNEXER-     EXER-     UNEXER-
NAME                            EXERCISE(#)  REALIZED($)    CISABLE     CISABLE    CISABLE    CISABLE
------------------------------  -----------  -----------   ---------   ---------  ---------  ---------
John D. Nichols...............      --           --          12,500      37,500      92,188    276,563
H. Richard Crowther...........      38,382      825,699      35,068      47,912     508,228    264,113
W. James Farrell..............       6,000      117,375      47,496      27,500     728,536    235,938
Robert H. Jenkins.............       2,000       42,375      25,500      27,500     334,501    235,938
Frank S. Ptak.................      --           --          34,750      26,250     659,188    218,438

---------
(1) Based on the year-end closing market price of the Company's Common Stock ($43.75).

                                RETIREMENT PLANS

    The Company's principal non-contributory defined benefit Pension Plan covers substantially all employees of the parent company and certain domestic subsidiaries. Executive Officers participate in this plan on the same basis as do more than 10,000 other eligible employees. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The Company did not make any contributions to the Pension Plan during the year ended December 31, 1994.

    The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations contained in the Internal Revenue Code of 1986 on benefit accruals under the Pension Plan. Under a plan adopted by the Board of Directors, supplemental payments in excess of those limitations will be made to participants designated by the Compensation Committee in order to maintain benefits upon retirement at the levels provided under the Pension Plan's formula.

                                 ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                      --------------------------------------------------------------------
                                    YEARS OF SERVICE AT NORMAL RETIREMENT(2)
COMPENSATION(3)          10        15        20        25        30        35        40
--------------------  --------  --------  --------  --------  --------  --------  --------
$ 500,000...........  $ 82,500  $123,750  $165,000  $206,250  $247,500  $266,250  $285,000
  750,000...........   123,750   185,625   247,500   309,375   371,250   399,375   427,500
 1,000,000..........   165,000   247,500   330,000   412,500   495,000   532,500   570,000
 1,250,000..........   206,250   309,375   412,500   515,625   618,750   665,625   712,500
 1,500,000..........   247,500   371,250   495,000   618,750   742,500   798,750   855,000
 1,750,000..........   288,750   433,125   577,500   721,875   866,250   931,875   997,500

---------
(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.

(2) Years of service as of December 31, 1994 for the five most highly compensated Executive Officers were as follows: Mr. Nichols, 25.2 years;
      Mr. Crowther, 36.0 years; Mr. Farrell, 29.5 years; Mr. Jenkins, 15.6 years; Mr. Ptak, 19.1 years. The years of service for Mr. Nichols reflect the Company's agreement to provide him pension benefits to which he otherwise would be entitled if his service with certain previous employers had been with the Company.

(3) Compensation includes all amounts shown under the columns "Salary" and "Bonus" in the Summary Compensation Table.

    The Company's 1982 Executive Contributory Retirement Income Plan provided certain executives designated by the Compensation Committee the opportunity to supplement their retirement benefits in exchange for salary reductions during the four-year period 1983 through 1986. Under the plan the Company agreed to pay benefits upon retirement, death or disability, with the actual benefit amounts dependent upon the amount of the deferral, the amount of the Company's contribution, and the age of the participant at entry into the plan. Four of the five named Executive Officers included in the Summary Compensation Table were eligible and elected to have their salaries reduced by 10%. During the period of salary reduction the executives could not contribute to and did not receive the Company's matching contribution in the Savings and Investment Plan. The Company purchased insurance on the lives of the participants to fund the benefits, with the 10% of salary retained by the Company and the 3% of base compensation that the Company would have contributed to match participant contributions to the Savings and Investment Plan applied to the premium for the insurance. Under the 1982 Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years were fixed following the deferral period and are as follows: Mr. Nichols, $107,658; Mr. Crowther, $62,477; Mr. Farrell, $113,529; and Mr.
Jenkins, $70,240.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, composed of non-employee directors, administers the Company's compensation plans, including the Executive Incentive Plan and the Stock Incentive Plan, and approves compensation levels for Executive Officers. In administering and making decisions regarding these plans, the Committee considers management's contribution to the Company's long-term growth. Among performance considerations is the Company's total shareholder return (measured by capital appreciation and reinvested dividends), which for the ten-year period ending December 31, 1994 was a compounded annual rate of return of 21.8%. This return compares to the Standard & Poor's 500 Index of 14.3% and the Standard & Poor's Diversified Manufacturing Index of 14.9% for the comparable period.

    Annual compensation of Executive Officers is comprised of base salary and an incentive bonus. The Company's compensation philosophy requires that the incentive bonus opportunity be performance-based and represent a significant and meaningful portion of total annual compensation. The Company has retained the services of Hewitt Associates and The Hay Group, compensation consulting firms, to assist the Committee in the performance of its various compensation duties. Hewitt Associates has been retained in this capacity since 1985 and The Hay Group since 1987.

    In establishing the base salary for the Chief Executive Officer (CEO) and other Executive Officers, the Committee considers published compensation information obtained annually from independent consultants relating to industrial companies of comparable size ("peer group"). The companies used for compensation purposes are not necessarily the same as those included in the S&P Diversified Manufacturing Index used in the Performance Graph to evaluate stockholder return. In making periodic adjustments to base salary, the Committee considers the Executive Officer's past performance and future potential, the net income of the Company, and the operating income of the respective operating units. The compensation policy of the Committee is to target base salaries of Executive Officers near the median of the peer group. This policy provides performance incentives that can provide above average total compensation. For 1994, the base salaries of the CEO and other Executive Officers were below the median of the peer group, while total compensation, including bonuses, was somewhat higher than the median.

    Annual cash bonuses are paid pursuant to the Executive Incentive Plan based on predetermined objectives. Under this plan, maximum bonus opportunities for Executive Officers range from 40% to 100% of base salary at year-end. One-half of the CEO's and certain Executive Officers' maximum bonus opportunity is directly related to the Company's net income and one-half to the individual's performance measured against predetermined management goals. One-eighth of the Executive Vice Presidents' maximum bonus opportunity is based upon the Company's net income and three-eighths is based upon their respective group operating incomes. The remaining one-half bonus opportunity is based on the individual's performance measured against predetermined management goals. The resultant average bonus awarded to Executive Officers for performance relative to the Company and personal objectives during 1994 was approximately 97% of the maximum award. These awards reflected the Company's third straight all-time high earnings performance and the accomplishment of organizational and personal objectives by the Executive Officers.

    The CEO and other Executive Officers participate in the Stock Incentive Plan with stock option awards generally made on a biennial basis. The magnitude of the awards are based on the Committee's evaluation of the Executive Officer's performance and his ability to influence the Company's long-term growth and profitability. All options are granted at market price. The ultimate value of a stock option bears a direct relationship to the increase in market price of the Company's Common Stock. Thus, the Stock Incentive Plan is an effective incentive for executives to create value for the stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

    As a result of the Board's approval of the long-term senior management succession recommended by the CEO, restricted stock awards were granted in 1994 to certain Executive Officers. The restricted stock awards will vest over a period of seven years. Unvested restricted shares will be forfeited in the event that the Executive Officer leaves the Company. Executive Officers may exercise full voting rights, and are entitled to receive all dividends and other distributions paid on the restricted stock, from the date of grant.

    In 1991 the Compensation Committee extended the CEO's phantom stock plan for five additional years, through 1995. The phantom stock plan was initially approved by the Board in 1986 and is a long-term program that provides the opportunity to vest up to 100,000 phantom stock units. Each unit is equal to one share of the Company's Common Stock. In vesting awards, the Committee considers the CEO's contribution to the Company's continuing performance. Among factors considered are the Company's earnings per share, continued market share growth, the success of the Company's acquisition programs, enhanced stockholder value over the past decade, the development of a strong management team and the implementation of a succession plan. Based upon its evaluation of the CEO's performance, the Committee determines annually the number of phantom stock units (not to exceed 20,000) to vest. Vested units are credited to the CEO's phantom stock account. Distribution of the vested phantom stock units will occur upon the CEO's retirement and may be paid in either a lump sum payment or in installments not to exceed 10 years, as determined by the Committee. The Committee awarded 20,000 phantom stock units for 1994 reflecting the CEO's outstanding contributions to the Company's continuing strong performance. The CEO's phantom stock account is credited with dividends and interest equivalent to the Company's Common Stock dividends and federal short-term interest rates.

    In 1989 the Board of Directors approved a special incentive compensation program for certain senior operating managers under the Stock Incentive Plan, providing designated managers the opportunity to realize market price appreciation on performance share units. Awards are based on the attainment of various performance targets established for each participant for a three-year period (1990-1992). Market value appreciation is the difference between the discounted 50% of the market price of the Company's Common Stock on the date of the grant and the closing market price on the date of the award.

    Compensation deduction limitations were enacted under Section 162 of the Internal Revenue Code in 1994. These limitations will not affect the Company's ability to deduct all taxable compensation paid to the CEO and other named Executive Officers during 1994. The Committee continues to review issues relating to these compensation deduction limitations.

Richard H. Leet, CHAIRMAN       Phillip B. Rooney, MEMBER
Robert C. McCormack, MEMBER     Ormand J. Wade, MEMBER

                               PERFORMANCE GRAPH

    NOTE: The   Stock  Price  Performance  shown  on  the  graph  below  is  not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ILLINOIS TOOL
                 WORKS          S&P 500   S&P DIVERSIFIED MANUFACTURING INDEX
1989                   100.00     100.00                               100.00
1990                   109.05      96.89                                99.13
1991                   145.99     126.42                               121.51
1992                   151.56     136.05                               131.71
1993                   183.54     149.76                               159.89
1994                   209.54     151.74                               165.00

           * Assumes that the value of investment in Illinois Tool Works Inc. Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested. Total returns are based on market capitalization.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received by the Secretary of the Company on or before November 27, 1995. Stockholder nominations of directors must be received by the Secretary prior to December 29, 1995.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP has been the Company's independent public accounting firm since 1951. During 1994 the Company engaged Arthur Andersen LLP to examine the Company's annual financial statements, review its unaudited quarterly financial statements and assist in the preparation of required financial reports with the Securities and Exchange Commission and related matters.

    The Board of Directors has engaged Arthur Andersen LLP to act in similar capacities as the Company's independent public accountants for 1995.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make any comments they deem appropriate.

                                    GENERAL

    The cost of preparing and mailing this proxy statement and the solicitation of proxies will be paid by the Company. Solicitations will be made by mail but in some cases may also be made by telephone or personal call of officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company will also pay the cost of supplying necessary additional copies of the solicitation material and the Company's Annual Report to Stockholders to beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees. Upon request, the Company will also pay reasonable expenses of record holders for mailing such materials to the beneficial owners.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                                    STEWART S. HUDNUT
                                                        SECRETARY

Glenview, Illinois
March 27, 1995

    UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT (FORM 10-K) TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE SCHEDULES THERETO. THE REQUEST SHOULD BE DIRECTED TO STEWART S. HUDNUT, SECRETARY, AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                [RECYCLE LOGO]
                                  [ITW LOGO]

PROXY                                                                     PROXY

                           ILLINOIS TOOL WORKS INC.
                3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60025
                   ANNUAL MEETING OF STOCKHOLDERS MAY 5, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. hereby appoints Silas S. Cathcart, Harold B. Smith and Ormand J. Wade, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of the Company to be held in Chicago, Illinois on May 5, 1995 with authority to vote as directed by this Proxy at the Meeting, and any adjournments of the Meeting, all shares of stock of the Company registered in the name of the undersigned.



     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                           ILLINOIS TOOL WORKS INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/


1.  ELECTION OF DIRECTORS
    Nominees: J. W. Becton, Jr., S. S. Cathcart, S. Crown, H. R. Crowther,
    W. J. Farrell, R. M. Jones, G. D. Kennedy, R. H. Leet, R. C. McCormack,
    J. D. Nichols, P. B. Rooney, H. B. Smith, O. J. Wade, C. A. H. Waller

                                    For All
    For  / /      Withheld  / /     Except     / /


2.  APPROVAL OF RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

    For  / /      Against  / /      Abstain  / /


3. In their discretion, upon such other matters as may properly come before the meeting.

-------------------------------------------------------------------------------
THE PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS AND FOR APPROVAL OF THE RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, WHICH IS THE MANNER IN WHICH THIS PROXY WILL BE VOTED IF NO DIRECTION IS MADE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please sign exactly as your name or names appear on the reverse side. If jointly held, each owner must sign. Executors, administrators, trustees, officers, etc. should give full title as such.


                                                  Dated                     1995
                                                        -------------------

------------------------
Nominee Exception


----------------------------------
Signature


----------------------------------
Signature

ANNUAL MEETING MAY 5, 1995       PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.